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                                                                Exhibit 99(D)(2)


                           NON-DISCLOSURE AGREEMENT


     This Agreement, made and entered into as of the 30th day of March, 2001, by and between MyPoints.com, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 100 California St., 12th Floor, San Francisco, CA 94111 ("MyPoints.com"), and United NewVentures, a division of United Airlines, Inc. with its principal place of business at 1200 E. Algonquin Rd, Elk Grove Village, IL 60007 ("Receiving Party").

     WHEREAS, MyPoints.com is engaged in the business of marketing and selling online business programs and services, and owns and operates the MyPoints(R) Program, BonusMail(R) Program and other internet related programs;

     WHEREAS, Receiving Party, in conjunction with OurHouse, Inc., has indicated an interest in potentially acquiring MyPoints.com and in this regard has requested certain financial, business, technical and other information about MyPoints.com which information is proprietary to, and held as the confidential information of, MyPoints.com (hereinafter referred to as the "Confidential Information");

     WHEREAS, MyPoints.com has agreed to provide the Confidential Information to Receiving Party, and Receiving Party agrees to accept such Confidential Information only in strict accordance with the provisions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1. This Agreement shall bind Receiving Party and those taking under it with regard to all Confidential Information disclosed to, or obtained by, Receiving Party hereunder. For the purposes of this Agreement Confidential Information shall include all information disclosed, directly or indirectly, through any means of communication or observation, by MyPoints.com to or for the benefit of Receiving Party, that relates to or is derived from MyPoints.com's technical, business, strategic, marketing or creative affairs, or to any other matter that the Receiving Party is advised or has reason to know is the confidential or proprietary information of MyPoints.com. Any material provided by MyPoints.com to Receiving Party which is clearly designated "Confidential" (or other similar legend) will be presumed to be Confidential Information. The absence of any such legend, however, will not preclude the same from being deemed Confidential Information.

2. Receiving Party agrees that receipt of Confidential Information, pursuant to this Agreement, is exclusively for the purpose of evaluating a potential acquisition of
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   MyPoints.com and Receiving Party shall not use the Confidential Information for any other purpose.

3. Confidential Information disclosed to Receiving Party hereunder shall:

     a. not be copied or distributed, disclosed, or disseminated in any way or form by the Receiving Party to any third party without the written permission of MyPoints.com first obtained;
     b. be treated by the Receiving Party with the same degree of care to avoid disclosure to any third party as is used with respect to the Receiving Party's own proprietary and confidential information of like importance;
     c. remain the property of the MyPoints.com, and shall be returned by the Receiving Party to MyPoints.com (along with all copies thereof) promptly upon its receipt of a request from MyPoints.com to do so;
     d. not be used by Receiving Party for any purpose other than as specified herein or otherwise approved by MyPoints.com in writing.

4. The obligations set forth in Paragraph 3 above shall not apply to any information which:

     a. is already in the public domain at the time of disclosure to the Receiving Party or becomes available to the public through no breach of this Agreement by the Receiving Party;
     b. was lawfully in the Receiving Party's possession prior to receipt from the MyPoints.com;
     c. is disclosed to Receiving Party by a third party with the right to do so.

   For the purposes of this Paragraph 4, information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now, or become, known to the public, provided, however, that the obligations of Paragraph 3 hereof shall not apply to any such part of said information.

5. Unless otherwise mutually agreed in writing, the Receiving Party's obligations with respect to each item of Confidential Information shall terminate five (5) years from the date of the receipt thereof by the Receiving Party.

6. Nothing contained herein shall obligate MyPoints.com to disclose any particular information to Receiving Party nor require Receiving Party to accept such information.

7. This Agreement shall be effective as of the date first set forth above

8. Receiving Party warrants and represents that it possesses all necessary power, right and authority to lawfully execute and perform the obligations set forth herein.

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9. This Agreement represents the entire understanding and agreement of the parties and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. The provisions of this Agreement may not be modified, amended nor waived, except by a written instrument duly executed by both parties. This Agreement may not be assigned by Receiving Party without the prior written consent of the MyPoints.com. This Agreement is made subject to, and shall be construed under, the laws of the State of Illinois.

10.Receiving Party agrees to keep the existence and nature of this Agreement confidential.

11.In the event that Receiving Party becomes legally compelled to disclose any of the Confidential Information, Receiving Party shall provide MyPoints.com with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event MyPoints.com is unable to obtain such protective order or other appropriate remedy, only that portion of the Confidential Information which has been deemed by a written opinion of counsel to be legally required to be furnished, shall be disclosed, and Receiving Party will cooperate with the MyPoints.com to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

12.It is understood and agree that monetary damages will not be a sufficient remedy for any breach of this Agreement by the Receiving Party, and that MyPoints.com shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach of this Agreement, but said remedies shall be in addition to all other remedies available at law or in equity. It is further agreed that this Agreement is made for the benefit of MyPoints.com, and that no failure or delay by MyPoints.com to enforce its rights hereunder shall operate as a waiver of any right, power or privilege under this Agreement, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

IN WITNESS WHEREOF, an authorized representative of each respective party has executed this Agreement on the dates following their respective signatures.

MyPoints.com, Inc. ("MyPoints.com")      United NewVentures ("Receiving Party")

By: /s/ Craig S. Stevens                 By: Rick Poulton
   -----------------------------            -----------------------------------
Title: Sr. Vice President                Title: Chief Financial Officer
       and General Counsel                     --------------------------------
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Date: 4\4\01                              Date: 4\4\01
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